Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RECORD NET SALES,
INCREASED NET INCOME FOR FISCAL 2005
— Strong year-end leads to improved fourth-quarter results —
AKRON, Ohio — October 18, 2005 — A. Schulman Inc. (Nasdaq: SHLM) announced today that net sales for the fiscal year ended August 31, 2005 were $1.433 billion, the highest in the history of the Company, and a 15.7% increase over sales of $1.239 billion for fiscal 2004. Price increases and changes in product mix increased sales by 10.4%. Tonnage was up 0.5% for the year and the translation effect of foreign currencies, primarily the euro, increased sales by $59.9 million or 4.8%.
Net income for the 2005 fiscal year was $32,093,000 or $1.03 per diluted share, an increase of 15% over last year’s net income of $27,906,000 or $0.91 per diluted share. The translation effect of foreign currencies, primarily the euro, increased net income by $2,678,000 or $0.09 per share.
“Fiscal 2005 came to a close with a good fourth quarter,” said Terry L. Haines, president and chief executive officer. “Pricing power has recently improved and, currently, we are noting tightness in supplies due to the recent hurricanes in the United States and higher energy prices. Gross profit margins have improved in September 2005 and preliminary results for fiscal 2006 are encouraging.”
The primary reason for the increase in fiscal 2005 net income was a reduction in the effective tax rate to 35.0% in 2005 from 48.9% in 2004. The tax rate was lower due to $4,370,000 or $0.14 per share of tax benefits from tax reserves no longer required due to a change in Mexican tax laws and the favorable settlement of a claim in Canada. In addition, there was a reduction in losses in the United States where no tax benefits are currently recognized.
Net income for fiscal 2005 also included a net gain of $497,000 or $0.02 per share from the sale of an office in Europe and $962,000 or $0.03 per share from a refinement of assumptions relating to freight in North America. Net income for fiscal 2004 included restructuring charges of $2,084,000 or $0.07 per share, an impairment charge for goodwill of $1,820,000 or $0.06 per share and a charge of $1,401,000 or $0.05 per share for a valuation allowance on tax assets not recoverable.
The gross profit margin was 13.4% in fiscal 2005 compared with 14.8% last year. The decline in margin was the result of higher raw material costs due to increased energy prices and the lag in passing on such increases in the form of higher selling prices. The reduction in margin had an adverse effect of approximately $17 million on pre-tax income. In addition, operating expenses were up due to costs for Sarbanes-Oxley compliance, the translation of currencies and various other increases throughout the Company’s operations.
Fourth-quarter Results
“The fiscal 2005 fourth quarter was extremely soft through July due to poor economic conditions, especially in the automotive industry,” Haines said. “However, there was a noted improvement late in the quarter. Order levels were stronger and margins improved due to our ability to increase selling prices in response to low levels of inventories in the marketplace and the higher cost of plastic resins and other raw materials which were impacted by the higher costs of energy.”
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Net sales for the fourth quarter ended August 31, 2005 were $345.1 million, an increase of 8.2% from net sales of $318.8 million for the comparable 2004 quarter. Tonnage declined 1.7% for the quarter, but higher sales prices and changes in product mix increased sales by 8.4%. The translation effect of currencies, primarily the euro, increased sales by $4.8 million or 1.5%.
Net income for the fiscal 2005 fourth quarter was $6,461,000 or $0.21 per diluted share compared with last year’s fourth-quarter net income of $131,000, which was less than $0.01 per share. The 2004 fourth quarter included charges totaling $4,990,000 or $0.16 per share for restructuring, goodwill impairment and a valuation allowance on tax assets.
European and Asian Operations
European and Asian sales and tonnage were higher for fiscal 2005. Sales increased 19.9% for the year and tonnage was 4.8% higher than last year. Increases in selling prices and changes in product mix accounted for 8.3% of the sales increase. The translation effect of foreign currencies increased sales by 6.8%. Gross profit margins for fiscal 2005 were 14.7% compared with 16.8% last year. Margins declined due to the higher cost of raw materials and the lag of passing on such increases in the form of higher selling prices. Income before interest and taxes for Europe and Asia was $62,777,000, a decrease of 6.3% from last year’s income of $67,013,000. Income was down primarily because of higher expenses, including costs related to compliance with Sarbanes-Oxley requirements, which offset an increase in gross profit arising from higher sales.
Fourth-quarter sales for Europe and Asia were $233.1 million, an increase of 8.1% over last year’s fourth-quarter sales of $215.6 million. Tonnage was up 1.8% for the quarter and the translation effect of currencies increased sales by 1.3%. Higher selling prices and changes in product mix increased sales by 5.0%. Gross profit was $34.5 million, a $908,000 increase from the fourth quarter of last year, but margins declined to 14.8% from 15.6% in the same quarter last year.
North American Operations
North American sales for fiscal 2005 were $439.4 million, an increase of 7.1% over 2004 sales of $410.2 million. Tonnage was down 7.2% for the year; however, higher selling prices and changes in product mix increased sales by 13.4%. The balance of the increase in sales was derived from the translation effect of foreign currencies for North America. North American gross profit was up $2.4 million although margins were 10.5%, down slightly from last year’s margins of 10.7%. The loss of $11.0 million before interest, restructuring and taxes was greater than last year’s loss of $7.5 million due to an increase in operating expenses and the adverse effects of currency transaction losses, primarily because of the strength of the Canadian dollar.
The fourth-quarter results for North America were better than anticipated. The loss before interest, restructuring and taxes was $3.5 million, an improvement of $1.3 million over the same period last year and much better than forecast. Although tonnage declined 8.1%, sales were $112.0 million, an increase of 8.6% from last year. Increases in selling prices and changes in product mix provided a 14.8% increase in sales. The translation effect of foreign currencies for North America accounted for the balance of the increase in sales. North American gross profit margins were 8.8% compared with 9.0% in last year’s fourth quarter. In addition, operating expenses declined from the year-ago period. The quarter started quite slowly, but the month of August was much better than expected with stronger margins resulting from higher selling prices, strong demand and tight supplies for many materials due to the recent hurricane activity in the United States.
One of A. Schulman’s major facilities in Texas was down for a two-week period in September and a warehouse in Texas also incurred damage from Hurricane Rita. The Company is currently assessing the impact and damage resulting from the hurricane.

Introduction of Invision®
In September 2005, A. Schulman introduced its new Invision® sheet product and the formation of A. Schulman Invision Inc., a wholly owned subsidiary. “Invision® marks the beginning of a new chapter in A. Schulman’s history and complements our long-standing expertise in color matching,” Haines said.
This new product will provide high growth opportunities in many markets around the world. It is a multi-layered, extruded sheet product that reduces costs and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted or colored.
“While we expect Invision® to be attractive to customers in a variety of automotive and non-automotive markets, initially we are focusing on automotive applications because of our market presence and recognized capabilities,” Haines said. “Invision® is not expected to produce operating income in fiscal 2006; however, this is a very large market that could exceed $1 billion in sales in the years ahead.”
Business Review and Outlook
Haines added, “We are excited about the long-term potential for Invision®. However, the current economic situation is quite unsettled with high energy costs, credit issues in the automotive industry and increasing inflationary pressures. We have a strong balance sheet and the financial capability to withstand difficult environments and compete effectively in the worldwide markets. For the full year of fiscal 2006, we anticipate better margins and believe there is good opportunity for an improvement in performance.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2005 fourth-quarter and full-year earnings can be accessed at 3:30 p.m. Eastern time on Tuesday, October 18, 2005, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 14 manufacturing facilities in North America, Europe and the Asia-Pacific region. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Year Ended
	August 31, 2005	August 31, 2004	August 31, 2005	August 31, 2004
	(Unaudited)
Net Sales	$345,064,000	$318,817,000	$1,433,196,000	$1,239,091,000
Interest and Other Income(2)	402,000	647,000	2,394,000	2,252,000

	345,466,000	319,464,000	1,435,590,000	1,241,343,000

Cost of Sales(1), (4)	300,791,000	275,975,000	1,240,557,000	1,055,608,000
Other Costs and Expenses	34,586,000	33,485,000	145,515,000	128,533,000
Restructuring Expense — N. America	—	436,000	182,000	731,000
Impairment Loss	—	1,820,000	—	1,820,000

	335,377,000	311,716,000	1,386,254,000	1,186,692,000

Income Before Taxes	10,089,000	7,748,000	49,336,000	54,651,000
Provision for U.S. and Foreign Income Taxes(3) (5)	3,628,000	7,617,000	17,243,000	26,745,000

Net Income(1) (2) (3) (4) (5)	$6,461,000	$131,000	$32,093,000	$27,906,000

Weighted Average Number of Shares Outstanding:
Basic	30,657,697	30,388,349	30,619,780	30,128,117
Diluted	30,987,626	30,862,779	31,049,790	30,575,057
Earnings per Share:
Basic	$0.21	$—	$1.05	$0.93
Diluted	$0.21	$—	$1.03	$0.91
Condensed Balance Sheet
			August 31, 2005	August 31, 2004
Assets
Current Assets			$578,436,000	$522,430,000
Other Assets			25,084,000	24,960,000
Net Property, Plant and Equipment			181,311,000	176,706,000

			$784,831,000	$724,096,000

Liabilities and Stockholders’ Equity
Current Liabilities			$172,255,000	$164,136,000
Long-Term Debt			63,158,000	49,679,000
Deferred Credits and Other Long-Term Liabilities, Etc.			87,315,000	75,044,000
Stockholders’ Equity			462,103,000	435,237,000

			$784,831,000	$724,096,000

(1)	Includes pre-tax income of $1,010,000, or $962,000 after-tax, from a change in estimate relating to freight in North America for the year ended August 31, 2005.

(2)	Includes a pre-tax gain of $759,000, or an after-tax gain of $497,000, on the sale of an office in Europe for the year ended August 31, 2005.

(3)	Fiscal 2005 includes $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws effective December, 2004 and the favorable settlement of a tax claim in Canada.

(4)	Cost of sales includes restructuring expenses of $1.4 million for the three months and year ended August 31, 2004.

(5)	Includes a valuation allowance of $1.4 million for a deferred tax asset in Mexico for the three months and year ended August 31, 2004.

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated
Three months ended August 31, 2005:
Sales to unaffiliated customers	$112,008,000	$233,056,000	$—	$345,064,000

Gross profit	$9,808,000	$34,465,000	$—	$44,273,000

Income (loss) before interest, restructuring and taxes	$(3,514,000)	$14,208,000	$—	$10,694,000
Interest expense, net	—	—	(605,000)	(605,000)

Income (loss) before taxes	$(3,514,000)	$14,208,000	$(605,000)	$10,089,000

Three months ended August 31, 2004:
Sales to unaffiliated customers	$103,170,000	$215,647,000	$—	$318,817,000

Gross profit (includes $1.4 million of restructuring expenses)	$9,285,000	$33,557,000	$—	$42,842,000

Income (loss) before interest, restructuring and taxes	$(4,842,000)	$15,378,000	$—	$10,536,000
Interest expense, net	—	—	(532,000)	(532,000)
Restructuring expense — N. America	(436,000)	—	—	(436,000)
Impairment loss	(1,820,000)	—	—	(1,820,000)

Income (loss) before taxes	$(7,098,000)	$15,378,000	$(532,000)	$7,748,000

Year ended August 31, 2005:
Sales to unaffiliated customers	$439,441,000	$993,755,000	$—	$1,433,196,000

Gross profit	$46,282,000	$146,357,000	$—	$192,639,000

Income (loss) before interest, restructuring and taxes	$(11,000,000)	$62,777,000	$—	$51,777,000
Interest expense, net	—	—	(2,259,000)	(2,259,000)
Restructuring expense — N. America	(182,000)	—	—	(182,000)

Income (loss) before taxes	$(11,182,000)	$62,777,000	$(2,259,000)	$49,336,000

Year ended August 31, 2004:
Sales to unaffiliated customers	$410,179,000	$828,912,000	$—	$1,239,091,000

Gross profit (includes $1.4 million of restructuring expenses)	$43,906,000	$139,577,000	$—	$183,483,000

Income (loss) before interest, restructuring and taxes	$(7,455,000)	$67,013,000	$—	$59,558,000
Interest expense, net	—	—	(2,356,000)	(2,356,000)
Restructuring expense — N. America	(731,000)	—	—	(731,000)
Impairment loss	(1,820,000)	—	—	(1,820,000)

Income (loss) before taxes	$(10,006,000)	$67,013,000	$(2,356,000)	$54,651,000